Exhibit 21
Subsidiaries of the Registrant
Subsidiary of the Company is Whidbey Island Bank, Oak Harbor, Washington
Subsidiary of the Company is Washington Master Trust, Wilmington, Delaware
Subsidiary of the Bank is Rural One, LLC, West Sacramento, California
Former subsidiary of the Company
Washington Funding Group, Inc., Oak Harbor, Washington
Former subsidiary of the Company
Washington Capital Trust I, Wilmington, Delaware
Former subsidiary of the Bank
WIB Financial Services, Inc., Oak Harbor, Washington